SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  May 28, 1999
                                (Date of Report)

                    CENTRAL EUROPEAN DISTRIBUTION CORPORATION
             (Exact name of registrant as specified in its charter)


        Delaware                       0-24341                     54-1865271
(State or other jurisdiction  (Commission file number) (IRS employer identification number)
   of incorporation)

               1343 Main Street, Suite 301, Sarasota Florida 34236
                    (Address of Principal Executive Offices)

        Registrants telephone number, including area code: (941) 330 1558

ITEM 5 OTHER EVENTS

(a)  YEAR 2000 COMPLIANCE

Central European Distribution Corporation's (the Company) software systems are Year 2000 compliant and were tested in the fourth quarter of 1998. The compliance of the software systems is guaranteed by the manufacturer of the software (see Form 10Q for quarter ended March 31, 1999).

The Company is currently integrating Multi Trade Company (MTC), which was acquired on March 12, 1999 into its operating systems and retained an independent consulting company to review the compliance of its hardware and operating systems and those of MTC. A filing was made on Form 8-K with regard to the consumation of the acquisition on April 5, 1999. Prior to the sale of the major portion of its business and assets to the Company, MTC had a year 2000 compliance plan in place. The plan encompassed the assessment, development and implementation of preventative measures and emergency procedures for addressing risks in this area. MTC was reasonably confident that their plan would be successful .

A preliminary report from the consulting company noted above confirms that only a small number of the Company's and MTC's workstations are noncompliant. The Company is planning to replace the hardware in mid 1999 as part of its overall systems upgrading at the estimated cost of $65,000.

The Company estimates that the total cost of completing the Year 2000 compliance will not exceed $100,000.

Given the relatively small size of the Company's and MTC's business with any particular supplier or customer, the Company has not carried out compliance tests with its suppliers or customers, or with suppliers and customers of MTC. Although it does not anticipate serious problems, it cannot be certain about the effects on its business of the uncertainty surrounding the compliance efforts of suppliers and customers.

The Company, including its subsidiaries does not expect any disruptions in operations as a result of any failure by the Company to be in compliance with Year 2000 requirements. It has not yet developed a contingency plan, but plans to by September 1999. The Company is reasonably confident that their compliance plan will be successful but it cannot guarantee that all actions taken and planned will effectively minimize exposure to Year 2000 related risks.

(b)  RELEASE OF CERTAIN LOCKUP AGREEMENTS

In connection with the initial public offering of the Company in July 1998, William V. Carey, the Company's Chairman, President and Chief Executive Officer, and Jeffrey Peterson, the Company's Vice Chairman, Executive Vice President and Secretary, entered into agreements with the Company's underwriters not to offer, sell, contract to sell or otherwise dispose of their shares of Company common stock or any securities convertible into, or exchangeable for, such shares of common stock until July 2000, without the approval of one of the underwriters. On May 19, 1999, this underwriter released Mr. Carey and Mr. Peterson from these restrictions. Each of Mr. Carey and Mr. Peterson owns 592,740 shares of the Company common stock that may now be sold, transferred, pledged or otherwise disposed of in accordance with applicable law. In particular, these shares are eligible for sale in accordance with the provisions of Rule

144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933 .

(c)  RESIGNATION OF CHIEF FINANCIAL OFFICER

As previously announced by the Company, Robert Bohojlo, the Company Vice President and Chief Financial Officer, resigned in mid May, 1999. Ms. Dorota Antionsik is acting Chief Financial Officer. Ms Antionsik has served as Chief Accountant of the Company for the last four years.

ITEM 7   FINANCIAL STATEMENTS and EXHIBITS

(a)      Financial Statements of Business Acquired

                                      INDEX

                                                                            PAGE

Item 1. Report of Independent Auditors........................................5

Item 2.  Financial Statements

         Balance Sheets at December 31, 1997 and December 31, 1998.............6

         Statements of Income for the years ended December 31, 1997, and December 31, 1998...............................................7

         Statements of Changes in Partners' Equity for the years ended,
           December 31, 1998 and December 31, 1998.............................8

         Statements of Cash Flows for the years ended, December 31, 1997 and
           December 31, 1998...................................................9

         Notes to Financial Statements.....................................10-16

(b)      Pro forma financial information

         Unaudited Pro Forma Condensed Consolidated Income Statement
         information for the three month period Ended March 31, 1999 .........17

         Unaudited Pro Forma Condensed Consolidated Income Statement
         information for the year ended December 31, 1998 ....................18

         Notes to Pro Forma Income Statements for the year ended December
         31, 1998, and the three month period ended March 31, 1999 ........18-20

         Signatures...........................................................21

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Multi Trade Company S.C.

We have audited the accompanying balance sheets of Multi Trade Company S.C. as of December 31, 1997 and 1998 and the related statements of income, changes in Partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Multi Trade Company S.C. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                              /s/ Ernst & Young Audit Sp. z o.o.

Warsaw, Poland
March 19, 1999

                            MULTI TRADE COMPANY S.C.

                                 BALANCE SHEETS
                    AMOUNTS IN COLUMNS EXPRESSED IN THOUSANDS

--------------------------------------------------------------------------------


                                                           DECEMBER 31,
                                                      ---------------------
                                                        1997         1998
                                                      --------    ---------
                        ASSETS

CURRENT ASSETS
Cash                                                   $  160     $   124
Accounts receivable, net of allowance for doubtful
accounts of $236,000 and $474,000, respectively         5,827       6,554
Inventories                                             2,164       2,436
Prepaid expenses and other current assets                 129         218
                                                       ------     -------
TOTAL CURRENT ASSETS                                    8,280       9,332
Property, plant and equipment, net                      1,308       1,583
                                                       ======     =======
TOTAL ASSETS                                           $9,588     $10,915
                                                       ======     =======

           LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
Trade accounts payable                                 $8,298     $ 9,010
Overdraft facilities and bills of exchange               --           385
Taxes other than income taxes                              17           6
Other accrued liabilities                                  35         307
Short-term debt                                           208         290
Current portion of long-term debt                         101         175
                                                       ------     -------
TOTAL CURRENT LIABILITIES                               8,659      10,173
Long-term debt, less current maturities                   615         611

PARTNERS' EQUITY                                          314         131
                                                       ======     =======
TOTAL LIABILITIES AND PARTNERS' EQUITY                 $9,588     $10,915
                                                       ======     =======


See accompanying notes.

                            MULTI TRADE COMPANY S.C.

                              STATEMENTS OF INCOME
                    Amounts in columns expressed in thousands

--------------------------------------------------------------------------------


                                                    YEAR ENDED DECEMBER 31,
                                                   ------------------------
                                                     1997          1998
                                                   ---------     ---------

Net sales                                          $ 43,995      $ 43,067
Cost of goods sold                                   40,282        39,010
                                                   --------      --------
Gross profit                                          3,713         4,057
Sales, general and administrative expenses            3,108         3,510
                                                   --------      --------

Operating income                                        605           547
Non-operating income (expense)
      Interest expense                                   (6)         (239)
      Interest income                                    58            66
      Realized and unrealized foreign currency
        transaction losses, net                        (472)          (90)
      Other income, net                                  89           122
                                                   --------      --------

Net income                                         $    274      $    406
                                                   ========      ========

See accompanying notes.

                            MULTI TRADE COMPANY S.C.

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    Amounts in columns expressed in thousands

--------------------------------------------------------------------------------

                                                                Partners' Equity

Balance at December 31, 1996                                          $ 368

Net income and comprehensive income for 1997                            274

Drawings by Partners                                                   (328)
                                                                      -----

Balance at December 31, 1997                                            314

Net income and comprehensive income for 1998                            406

Drawings by Partners                                                   (589)
                                                                      =====

Balance at December 31, 1998                                          $ 131
                                                                      =====

See accompanying notes.

                            MULTI TRADE COMPANY S.C.

                            STATEMENTS OF CASH FLOWS
                    Amounts in columns expressed in thousands

--------------------------------------------------------------------------------

                                                            YEAR ENDED DECEMBER 31,
                                                            ------------------------
                                                              1997           1998
                                                            ---------      ---------
OPERATING ACTIVITIES
Net income                                                  $    274       $    406
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
     Depreciation and amortization                               152            209
     Gain on the disposal of equipment                           (31)           (21)
     Provision for doubtful accounts                             129            306
     Changes in operating assets and liabilities:
         Accounts receivable                                  (1,923)        (1,033)
         Inventories                                            (711)          (272)
         Prepayments and other current assets                    (90)           (89)
         Trade accounts payable                                2,476            712
         Income and other taxes                                    4            (11)
         Other accrued liabilities                                 8            272
                                                            --------       --------

Net Cash Provided By Operating Activities                        288            479
                                                            --------       --------

INVESTING ACTIVITIES
Purchases of equipment                                          (127)          (491)
Proceeds from the disposal of equipment                           48             28
                                                            --------       --------

Net Cash Used In Investing Activities                            (79)          (463)
                                                            --------       --------

FINANCING ACTIVITIES
Borrowings on overdraft facility and bills of exchange          --           50,183
Payment of overdraft facility and bills of exchange             --          (49,798)
Short-term borrowings                                            207             82
Long-term borrowings                                              77            105
Payment of long-term borrowings                                  (49)           (35)
Drawings by Partners                                            (328)          (589)
                                                            --------       --------
Net Cash Used In Financing Activities                            (93)           (52)
                                                            --------       --------
Net Increase (Decrease) in Cash                                  116            (36)
Cash at beginning of period                                       44            160

                                                            --------       --------
Cash at end of period                                       $    160       $    124
                                                            ========       ========

See accompanying notes.

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Multi Trade Company S.C. (MTC or the Partnership) was organized as a general partnership in Poland in 1990. MTC has two partners: Wojciech Wasilewski and Wojciech Strzakowski. Each has a 50% interest in the Partnership.

MTC has its headquarters in Bia(3)ystok, Poland. It distributes alcoholic beverages, mainly vodka, in Poland concentrating on the northeastern part of the country. The Partnership's activities are substantially in one industry segment
- the distribution of alcoholic beverages.

2. ACCOUNTING POLICIES

The significant accounting policies and practices followed by the Partnership are as follows:

BASIS OF PRESENTATION

The Partnership maintains its books of account and prepares its financial statements in Polish zloties (PLN) in accordance with Polish statutory requirements and the Accounting Act of 29 September 1994. The exchange rate was approximately 3.5 PLN per USD at December 31, 1997 and 1998. However, the USD has strengthened to approximately 3.9 PLN per USD by March 1999.

The accompanying financial statements include adjustments, translations, and reclassifications, which are appropriate to present the Partnerships' financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP).

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

As stated above, the Partnership maintains its books of account in Polish zloties. The accompanying financial statements have been prepared in US Dollars. For all periods prior to January 1, 1998, transactions and balances not already measured in US Dollars (primarily Polish zloties) have been remeasured into US Dollars in accordance with the relevant provisions of US Financial Accounting Standard (FAS) No. 52 "Foreign Currency Translation" as applied to entities in highly inflationary economies.

Under FAS No. 52, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates prevailing on the transaction dates. Monetary assets and liabilities are translated at exchange rates prevailing on the balance sheet date. Exchange gains and losses arising from remeasurement of monetary assets and liabilities that are not denominated in US Dollars are credited or charged to operations.

Effective January 1, 1998, the Partnership no longer considered Poland to be a hyper-inflationary economy. Therefore, the Partnership has ceased accounting for its activities using provisions applicable to hyper-inflationary economies on January 1, 1998 and has treated the Polish zloty as its functional currency. See the discussion below regarding the effect of this change on comprehensive income.

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of depreciable assets.

REVENUE RECOGNITION

Revenue is recognized when goods are delivered to customers.

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------

ADVERTISING AND PROMOTION COSTS

Advertising and promotion costs are expensed as incurred. Advertising and promotion costs not reimbursed by suppliers were approximately $80,000 and $109,000 in 1997 and 1998, respectively.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes customs duty and transportation costs. Inventories are comprised primarily of spirits.

ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements.

INCOME TAXES

The Partnership pays no income taxes as its operating results pass through and are taxed to its partners.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board (FASB) issued its Statement No. 130, "Reporting Comprehensive Income." This standard became effective for the Partnership in 1998, and it requires the disclosure of comprehensive income which is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. As disclosed in this Note 2, until January 1, 1998, the Partnership remeasured its transactions and results of its operations in accordance with FAS No. 52 as applied to entities in highly inflationary economies. Therefore, exchange gains and losses arising from remeasurement of these monetary assets and liabilities were credited or charged to net income. However, in 1998 since Poland was no longer considered a highly inflationary economy, these remeasurements were recorded as a separate component of equity and, under FAS No. 130, included as the only component of other comprehensive income. The net amount of such remeasurement was not material in 1998 and therefore it is not separately shown.

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------


3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, presented net of accumulated depreciation in the balance sheets, consists of:

                                                         DECEMBER 31,
                                                   ------------------------
                                                      1997           1998
                                                   ---------       --------

        Land                                           $ 43            $ 60
        Buildings                                       851           1,018
        Machinery                                       116             265
        Transportation equipment                        347             534
        Construction in progress                        251             215
                                                   ---------       --------
                                                      1,608           2,092

        Less accumulated depreciation                   300             509

                                                   =========      =========
        Property, plant and equipment, net          $ 1,308         $ 1,583
                                                   =========      =========

4. LONG-TERM DEBT

Long-term debt consists of the following:

                                                       DECEMBER 31,
                                                   -------------------
                                                    1997         1998
                                                   -------      ------

  Loans denominated in Swiss francs                $   -        $ 610
  Loans denominated in U.S. dollars                    -          105
  Loans denominated in Polish zloty                  716           71
  Current portion of these loans                    (101)        (175)
                                                   =====        =====
  Long-term portion                                $ 615        $ 611
                                                   =====        =====

The Partnership has a Swiss franc (CHF) denominated loan which is due in equal, quarterly installments of CHF 40,000 until December 2004. The interest on this loan is at the three month CHF Libor rate plus 3.5% (4.9% at December 31, 1998) and is payable monthly. This loan was granted in 1996 as a Polish zloty denominated loan but was converted to CHF in July 1998. The amount payable under the loan was PLN 2,240,000 (USD 640,000) and CHF 840,000 (USD 610,000) at
December 31, 1997 and 1998, respectively. This loan is collateralized by real estate up to a value of CHF 900,000 and the assignment of certain insurance policies. The loan is guaranteed by the wives of the partners. The exchange rate was approximately 1.37 CHF per USD at December 31, 1998.

The Partnership's USD denominated loan is due in 12 equal, installments of $8,750 from March 1999 to October 2001. The interest on this loan is at the 1 month USD Libor rate plus 2% (7.15% at December 31, 1998) and is payable monthly. The amount payable under the loan was USD 105,000 at December 31,1998. This loan is collateralized by real estate up to a value of $350,000 and a blank bill of exchange.

The Partnership has a Polish zloty denominated loan which is due in 8 equal, quarterly installments of PLN 33,750 from November 1998 to August 2000. The amount payable under the loan was PLN 270,000 (USD 76,000) and PLN 236,250 (USD 71,000) at December 31, 1997 and 1998, respectively. The interest on this loan is 53% of the National Bank of Poland's discount rate (9.6% at December 31, 1998) and is payable monthly. The lower interest rate is due to

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------

a subsidy by the Polish Agency for the Restructuring of Agriculture. This loan is collateralized by real estate, the assignment of an insurance policy, blank bill of exchange and equipment purchased with the loan proceeds.

Scheduled maturities of long-term debt for the next five years and thereafter are as follows:

  1999                                              $ 175
  2000                                                161
  2001                                                137
  2002                                                111
  2003                                                101
  Thereafter                                          101


5. SHORT-TERM DEBT, OVERDRAFT FACILITIES AND BILLS OF EXCHANGE

The Partnership has a second CHF denominated loan due in full (and paid) in March 1999. The amount payable under the loan was CHF 300,000 (USD 208,000) and CHF 400,000 (USD 290,000) at December 31, 1997 and 1998, respectively. The amount payable at December 31, 1997 was originally due on March 31, 1998. The repayment was rescheduled until March 31, 1999 and the amount was increased to CHF 400,000. The interest on this loan is at the three month CHF Libor rate plus 5% (6.84% and 6.4% and December 31, 1997 and 1998, respectively) and is payable monthly. This loan is collateralized by real estate in Bia(3)ystok, the assignment of an insurance policy on this real estate, an automobile and blank bill of exchange.

The Partnership, beginning in May 1998, has an overdraft facility with a bank for PLN 700,000 (USD 200,000). At December 31, 1998, the Partnership used PLN 394,000 (USD 113,000) of this amount. Interest was 27% in May 1998 and decreased over time to 24.5% at December 31, 1998 and a scheduled 19% for the period from February to May 1999, when the loan matures. The loan is collateralized by inventory up to a value of PLN 4,100,000 (USD 1,173,000), the assignment of certain insurance policies, and a blank bill of exchange.

The Partnership has bills of exchange with a bank used for the purchase of vodka. These bills have a maturity of 90 days. The agreement with the bank allows up to PLN 1,000,000 of credit through these bills. At December 31, 1998, the Partnership had PLN 953,000 (USD 272,000) of bills outstanding, net of unamortized discount, with maturity dates in March 1999. The average discount rate arising from the bills outstanding at December 31, 1998 was 23% There were no bills of exchange outstanding at December 31, 1997.

The weighted average interest rate on overdraft facilities and bills of exchange (both denominated in Polish zloty) at December 31, 1998 was 21%.

Total interest paid in 1997 and 1998 is substantially equal to interest expense.

6. FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH ON-BALANCE SHEET RISK AND THEIR FAIR VALUES

Financial instruments with on-balance sheet risk include cash, accounts receivable, certain other current assets, trade accounts payable, bank loans and overdraft facilities, long-term debt and other payables. These financial instruments are shown separately in the balance sheets and their carrying values approximate their fair values. This is because substantially all of these financial instruments have short maturity periods or carry interest at rates which approximate current market rates.

                            MULTI TRADE COMPANY S.C.

                          NOTES TO FINANCIAL STATEMENTS
                    Amounts in tables expressed in thousands

--------------------------------------------------------------------------------

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Partnership to concentration of credit risk consist primarily of accounts receivable from Polish companies. The Partnership restricts temporary cash investments to financial institutions with high credit standing. Credit is given to customers only after a thorough review of their credit worthiness. The Partnership does not normally require collateral with respect to credit sales. As of December 31, 1997 and 1998, the Partnership had no significant concentrations of credit risk. The Partnership has not experienced large credit losses in the past.

INFLATION AND CURRENCY RISK

Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 18% in 1996, 14% in 1997 and 8.5% in 1998. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an adverse effect on the financial condition and results of operations of the Partnership.

A significant portion of the Partnership's debt is denominated in or indexed to non-Polish currencies. By contrast, substantially all of the Partnership's revenue is denominated in zloty. Any devaluation of the zloty against the other currencies that the Partnership is unable to offset through price adjustments will require the Partnership to use a larger portion of its revenue to service its non-zloty denominated obligations. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Partnership to service its non-zloty denominated obligations and, thus, on the Partnership's financial condition and results of operations.

SUPPLY CONTRACTS

The Partnership has various agreements covering its sources of supply. Some of them may be terminated by either party on relatively short notice. Thus, there is a risk that some portion of the Partnership's supply of products could be curtailed at any time.

CONTINGENT LIABILITIES

The Partnership is involved in litigation and has claims against it for matters arising in the ordinary course of business. In the opinion of management, the outcome will not have a material adverse effect on the Partnership.

POTENTIAL TAX EXAMINATIONS

Tax liabilities (including Value Added Tax (VAT), social security and other taxes) may be subject to examinations by Polish tax authorities for up to five years from the end of the year the tax is payable. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by the tax authorities.

7. RELATED PARTY TRANSACTIONS

The two partners pay themselves no salary; hence, the drawings charged to Partners' equity represent distributions of Partnership earnings to the partners. No salary expense applicable to the partners is charged to income.

8. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in the allowance for doubtful accounts were as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  ------------------------
                                                    1997             1998
                                                  -------          -------

  Balance, beginning of year                       $ 150            $ 236
  Provision for doubtful accounts                    129              306
  Charge-offs, net of recoveries                     (43)             (68)

                                                  ------           ------
  Balance, end of year                            $  236            $ 474
                                                  ======           ======


9. SUBSEQUENT EVENTS

In March 1999, the Partnership sold a significant portion of its assets and liabilities to a new limited liability company named Multi Trade Company Sp. z o.o. (MTC Sp. z o. o.) which was established by Carey Agri International Poland Sp. z o.o. (Carey Agri) for this purchase. Assets and liabilities not sold included land, buildings, receivables overdue for 90 days or more, and loans mentioned in Note 4. The sales price was for approximately $2.3 million cash. In addition, the Partnership will buy back, at face value, any receivables sold to MTC Sp. z o. o. which have not been collected by June 12, 1999. Receivables sold to MTC Sp. z o. o. amounted to $3,895,000 (calculated at the exchange rate of approximately 3.94 PLN per USD).

In addition, the Partnership sold its trademark to Central European Distribution Corporation (CEDC), a United States company, for 254,230 unregistered newly issued shares of CEDC's common stock with a 3-year restriction on sale. The fair value of this stock was estimated to be $1,668,000. CEDC is the parent company of Carey Agri.

(b)  Pro Forma Financial Information

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                                   INFORMATION
     For the Year Ended December 31, 1998 and the Three Month Period Ended
                                 March 31, 1999
       (All amounts in thousands of USD except shares and per share data)

--------------------------------------------------------------------------------

The unaudited pro forma condensed consolidated income statement information set for below for Central European Distribution (CEDC) and Multi Trade Company S.C. (MTC, a partnership doing business in Poland) gives effect to the purchase on March 12, 1999 of MTC by CEDC as if it had been completed on January 1, 1998 and the year ended December 31, 1998 and the three month period ended March 31, 1999. The data is subject to the assumptions and adjustments in the accompanying notes to the pro forma income statements. CEDC has accounted for the acquisition of MTC as a purchase.

The pro forma information should be read in conjunction with the historical financial statements of CEDC included in its Annual 1998 Report on Form 10K and its Quarterly Report on Form 10Q for the quarter ended March 31, 1999, which are on file with the Securities and Exchange Commission; and the historical financial statements of MTC for 1997 and 1998, included herein.

The pro forma adjustments do not reflect operating efficiencies and cost savings that may be achievable with respect to the newly acquired company. The pro forma adjustments do not include any adjustments to historical and operating data for future changes in selling prices, or operating changes except for the elimination of certain sales, costs and expenses applicable to a business unit and buildings and certain other assets not acquired by CEDC.

The following information is not necessarily indicative of the operating results that would have occurred had the purchase been consummated at the beginning of each of the periods presented. The pro forma adjustments are based on the purchase method of accounting and upon the assumptions set forth in the notes hereto.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values, will be made after completion of the escrow period in June 1999. Accordingly, the purchase accounting adjustments made in the March 31, 1999, Quarterly Report on Form 10Q and the development of following the pro forma income statement information may be revised. CEDC currently knows of no events that would require a substantial change to the preliminary purchase price allocation.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                                   INFORMATION
                For the Three Month Period Ended March 31, 1999


                                                                                              TOTAL
                                                                                            PRO FORMA
                                        HISTORICAL      HISTORICAL      PRO FORMA           CEDC WITH
                                          CEDC (1)        MTC (1)      ADJUSTMENTS            MTC
                                        ----------     ------------    -----------        ------------
Net sales                                 $ 14,241          $ 6,121         $ (299)(3,4)      $ 20,063
Cost of goods sold                         (12,143)          (5,438)           286 (3,4)      (17,295)
                                        ------------   -------------    -----------        ------------

GROSS PROFIT                                 2,098              683            (13)              2,768
Selling, general and administrative
expenses                                    (1,538)            (676)           (77)(4,5,7)     (2,291)
                                        ------------   -------------    -----------        ------------

OPERATING INCOME                               560                7           (90)                 477
Interest expense                               (26)             (24)          (36) (6)            (86)
Other expense, net                              (4)              (7)             0                (11)
                                        ------------   -------------    -----------        ------------

INCOME BEFORE INCOME TAXES                     530              (24)         (126)                 380
INCOME TAX EXPENSE                            (197)               -             12 (8)           (185)
                                        ------------   -------------    -----------        ------------

NET INCOME                                   $ 333            $ (24)       $ (114)               $ 195
                                        ============   =============    ===========        ============

NET INCOME PER COMMON SHARE,

BASIC AND DILUTIVE                           $ 0.09                                             $ 0.05
                                        ============                                       ============

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION
                    For the Year Ended December 31, 1998
       (All amounts in thousands of USD except shares and per share data)

--------------------------------------------------------------------------------

                                                                                              TOTAL
                                                                                            PRO FORMA
                                         HISTORICAL      HISTORICAL      PRO FORMA           CEDC WITH
                                            CEDC (1)       MTC (1)      ADJUSTMENTS            MTC
                                        ------------    ------------    -----------        ------------
Net sales                                  $ 54,011        $ 43,067        $ (832) (3,4)      $ 96,246
Cost of goods sold                          (45,864)        (39,010)          807  (3,4)       (84,067)
                                        ------------    ------------    ----------          ----------

GROSS PROFIT                                  8,147           4,057           (25)              12,179
Selling, general and administrative
expenses                                    (5,790)         (3,510)          (459) (4,5,7)     (9,759)
                                        ------------    ------------    -----------        ------------

OPERATING INCOME                              2,357             547          (484)               2,420
Interest expense                              (192)           (239)          (175) (6)           (606)
Other income, net                               164              98              0                 262
                                        ------------    ------------    -----------        ------------

INCOME BEFORE INCOME TAXES                    2,329             406          (659)               2,076
Income tax expense                            (861)               0             63 (8)           (798)
                                        ------------    ------------    -----------        ------------

NET INCOME                                  $ 1,468           $ 406        $ (596)             $ 1,278
                                        ============    ============    ===========        ============

NET INCOME PER COMMON SHARE,

BASIC AND DILUTIVE                           $ 0.56                                             $ 0.44
                                        ============                                       ============


NOTES TO UNAUDITED PRO FORMA INCOME STATEMENTS

1.   These columns represent historical results of operations as follows:

      CEDC - consolidated results for 1998 and quarter ended March 31, 1999
            (including MTC in 1999 from March 13, 1999 to March 31, 1999).

      MTC - historical results for 1998 and period from January 1, 1999 to March
            12, 1999.

2. On March 12, 1999 CEDC purchased certain assets and the business (excluding the manufacture of distilled products), the trademark of MTC and assumed certain liabilities of MTC. Assets not acquired were buildings and certain motor vehicles; liabilities not assumed represented certain debt and income taxes (as MTC was a partnership it paid no income taxes). Total consideration for the acquisition consisted of the following:

               Cash consideration to partners                          $ 2,331
               254,230 shares of CEDC common stock                       1,668
               Acquisition costs (estimated)                               159
                                                                      ========
                                                                       $ 4,158
                                                                      ========

The CEDC common stock was valued at the average share price ($7.25) a few days before and after March 12, 1999 (closing date). The shares issued may not be sold without consent of CEDC for three years subsequent to the acquisition. The average share price was reduced 10% (after discussing with CEDC investment bankers) for lack of current marketability of this stock.

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
      INFORMATION For the Year Ended December 31, 1998 and the Three Month
                           Period Ended March 31, 1999
       (All amounts in thousands of USD except shares and per share data)

--------------------------------------------------------------------------------

The calculation of the excess of cost of the acquisition over the estimated fair value of the net assets acquired (goodwill) follows:


Cost of acquisition of MTC                                                       $ 4,158
Historical net asset deficit of MTC at March 12, 1999                                 71
Adjustment for assets not acquired and liabilities not assumed                       539
Estimated fair value adjustments for assets acquired (including identified
intangible assets)                                                                (2,540)
                                                                                 ========
Preliminary goodwill                                                             $ 2,228
                                                                                 ========

The estimated fair value adjustments shown above relate mainly to estimated values for fixed assets in excess of net book values, customer lists and the MTC trademark. The amounts were based on appraisals, discounted cash flows and, in the case of the trademark, the value of the CEDC stock issued, which was allocated to the trademark. Subsequent adjustments of the allocations may occur when final valuation studies are completed. The intangible assets are to be amortized over periods of 5 years for the customer lists; 10 years for the trademark and 25 years for goodwill. The amortization period of intangible assets, including goodwill, of 25 years is based upon the expected useful life and other factors considered by management in determining the appropriate amortization periods such as legal and regulatory issues, and anticipated market demand and competition. CEDC will evaluate the periods of amortization continually to determine whether later events and circumstances warrant revised estimates of useful lives.

3. Reflects effect of elimination of sales and cost of sales between CEDC and MTC during the periods ended -

            December 31, 1998                              $ 402
            March 12, 1999                                    89

4. CEDC did not acquire the distillery division of MTC, buildings and certain other assets owned by MTC. CEDC entered into a lease agreement with MTC's partners to lease the building for a three year period. This pro forma entry reflects the elimination of the operating results of the distillery division, and costs of the building and certain other assets not acquired, net of rent expense on the lease referred to above.

                                                            PERIOD ENDED
                                                     DECEMBER 31,     MARCH 12,
                                                         1998           1999
                                                     ------------    -----------

Sales                                                   (430)          (210)
Cost of sales                                            405            197
Sales, general and administrative expenses:              114             41

5. Represents pro forma selling, general and administrative expenses from added depreciation and amortization of the fair value adjustments of equipment, preliminary goodwill, customer lists and trademark. The amounts were $465 for the year ended December 31, 1998 and $96 for the period ended March 12, 1999.

                      CENTRAL EUROPEAN DISTRIBUTION COMPANY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
      INFORMATION For the Year Ended December 31, 1998 and the Three Month
                           Period Ended March 31, 1999
       (All amounts in thousands of USD except shares and per share data)

--------------------------------------------------------------------------------

6. This entry represents recognition of interest expense on the additional borrowings (USD 2,500,000) to fund the cash paid to MTC S.C. partners in connection with the acquisition (see Note 2). Interest expense was calculated using an interest rate of 7% for 1998 and for period ended March 12, 1999. This rate approximates the actual rate (6.85%) of the borrowing, which is a variable rate based on LIBOR.

7. MTC's partners paid themselves no salaries, consequently, no salary and related expenses were charged to expenses in the periods prior to the acquisition. A pro forma charge to selling, general and administrative expense of $108 for 1998 and $22 for 1999 has been recorded. These amounts are based on agreements signed with the partners upon closing.

8. The pro forma income tax entry takes into consideration the following items. Tax expense on MTC pre tax income before pro forma adjustments for 1998 since MTC as a partnership, paid no corporate income taxes. This amount was reduced to 0 in 1998 by the tax effect of the pro forma adjustments applicable to the MTC activities. Additionally, the tax effect of the pro forma entry for interest expense (see Note 6 above) incurred was considered.

      The tax effect of the pro forma entry for interest expense was considered. Since MTC reported a loss during the period ended March 12, 1999, no pro forma tax effects were calculated. Additionally, no pro forma deferred tax benefit was assumed for the other pro forma adjustments applicable to MTC.

9. Pro forma adjustments have not been reflected for anticipated cost reductions following the acquisition. CEDC management has made personnel reductions of approximately 10 people and is assessing further reductions.

10. Pro forma net income per share information considers the effects of shares issued in connection with the transaction and the dilutive effect of options granted to the former MTC partners as though they were outstanding or granted during the periods presented. The shares used for these calculations were as follows:


                                                   PERIOD ENDED
                                                   ------------
                                 DECEMBER 31, 1998                MARCH 31, 1999
                               ------------------------      -------------------------
                               HISTORICAL     PRO FORMA      HISTORICAL      PRO FORMA
Basic                           2,634,795     2,889,025       3,831,939      4,034,230

Dilutive                        2,634,795     2,889,025       3,854,239      4,056,469

(c)   Exhibits

23    Consent of Ernst and Young Audit Sp. z o.o.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   Central European Distribution
                                                   Corporation
                                                   (Registrant)

                                                   /s/ JEFFREY PETERSON
                                                   --------------------
Date: May 28, 1999                                 Jeffrey Peterson
                                                   Executive Vice-President

                                 EXHIBIT INDEX

EXHIBIT NUMBER           DESCRIPTION
--------------           -----------


23                       Consent of Ernst and Young Sp. z o.o.